SIXTH AMENDMENT
TO THE
FEDERAL SIGNAL CORPORATION SAVINGS RESTORATION PLAN
(As Amended and Restated Effective as of January 1, 2007)

WHEREAS, Federal Signal Corporation (the "Company") maintains the Federal Signal Corporation Savings Restoration Plan (the "Plan"); and

WHEREAS, the Plan has been amended, and further amendment of the Plan is now considered desirable;

NOW, THEREFORE, IT IS RESOLVED that, pursuant to the power reserved to the Benefits Planning Committee under Section 12 of the Plan, the Plan is hereby amended in the following particulars, effective January 1, 2019 unless otherwise indicated:

1. Effective as of January 1, 2018, by substituting the following for subsection 2.10 of the Plan:

"**2.10 Compensation**

'Compensation' means Compensation as defined in the Federal Signal Retirement Savings Plan (the 'Qualified RSP Plan') while the Employee is an Eligible Individual, which term shall include (but shall not be limited to) salary, bonus (excluding recruiting and sign-on bonus payments), and commissions. Notwithstanding the foregoing, effective January 1, 2019, 'Compensation' for Participants who also participate in the TBEI 401(k) Savings Plan ('TBEI Participants') means Compensation as defined in the TBEI 401(k) Savings Plan (the 'TBEI 401(k) Plan') while the Employee is an Eligible Individual, which term for such Participants shall exclude, for example, commissions and bonuses. Compensation shall be determined for these purposes without regard to the dollar limitations in effect for qualified plans under Section 401(a)(17) of the Code."

2. By substituting the phrase "under the Qualified RSP Plan (or under the TBEI 401(k) Plan for TBEI Participants)" for the phrase "under the Qualified RSP Plan" where the latter phrase appears in the first paragraph of subsection 3.1 of the Plan.

3. By substituting the following for the first paragraph of subsection 4.1 of the Plan:

> "Each Plan Year, an Eligible Individual may elect to defer receipt (in increments of one percent) of no less than 2 percent but no greater than 40 percent (or such other percentage as determined by the Committee) of his Compensation that would otherwise have been payable to him on or after the effective date of the election, but only to the extent that the Participant's deferrals under the Qualified RSP Plan (or under the TBEI 401(k) Plan for TBEI Participants) have been limited by the restrictions on deferrals to the Qualified RSP Plan (or to the TBEI 401(k) Plan) imposed by Section 402(g) of the Code, or by the limitations on Compensation that can be taken into account under the Qualified RSP Plan (or under the TBEI 401(k) Plan for TBEI Participants) imposed by Section 401(a)(17) of the Code. A Participant's deferral election for a Plan Year under this subsection must be made not later than December 31 of the preceding Plan Year with respect to Compensation payable on or after the following January 1 in accordance with rules established by the Committee."

4. By substituting the following for subsection 4.2 of the Plan:

"4.2 Matching and Service Based Contributions

Matching Contributions shall be credited to the Matching Contribution Accounts of Participants who have satisfied the requirements of subsection 3.1 and in accordance with the requirements of this subsection 4.2. The amount of any such Matching Contribution with respect to a Participant shall be equal to a percentage (as determined by the Committee from time to time, which may be zero percent) of the amount of the Participant's Compensation, but reduced by the amount of Matching Contributions made to the Qualified RSP Plan on the Participant's behalf (or to the TBEI 401(k) Plan on a TBEI Participant's behalf) for the applicable Plan Year. Matching Contributions under this Plan shall be credited to such Participants' Matching Contribution Accounts at the same time as Matching Contributions are credited to Participants' Accounts under the Qualified RSP Plan (or TBEI Participants' Accounts under the TBEI 401(k) Plan).

Service Based Contributions shall be credited to the Service Based Contribution Accounts (prior to January 1, 2018, knows as the 'Company Contribution Accounts') of Participants who have satisfied the requirements of Section 3 and in accordance with the requirements of this subsection 4.2. Effective January 1, 2018, the amount of any such Service Based Contributions with respect to a Participant shall be equal to the amount of Service Based Contributions that would have been made under the Qualified RSP Plan on the Participant's behalf, but without regard to the limits on the Participant's Compensation under Section 401(a)(17) of the Code for the applicable Plan Year. Service Based Contributions under this Plan shall be credited to such Participants' Service Based Contribution Accounts at the same time as Service Based Contributions are credited to Participants' Accounts under the Qualified RSP

Plan. Additional discretionary Company Contributions may be made to the Participant's Service Based Contribution Account, in the Company's sole discretion and subject to such rules and procedures as the Committee may establish. In order to be eligible for Service Based Contributions, a Participant must be employed by the Employer on the last day of the Plan Year. Notwithstanding any provision of the Plan to the contrary, no Participant who receives Service Based Contributions under this Plan is eligible to receive Service Based Contributions under the Qualified RSP Plan. For the avoidance of doubt and notwithstanding any provision of the Plan to the contrary, TBEI Participants shall not be eligible for Service Based Contributions under the Plan."

5. By adding the following new sentence immediately following the second sentence of the first paragraph of Section 7 of the Plan:

"A TBEI Participant's Matching Contribution Account shall be vested at the same time and in the same manner as the TBEI Participant's Matching Contributions are vested under the TBEI 401(k) Plan."

* * *

IN WITNESS WHEREOF, this Amendment has been executed by the Benefits Planning Committee on behalf of the Company, this 21 day of December, 2018.

FEDERAL SIGNAL CORPORATION
BENEFITS PLANNING COMMITTEE

/s/ Julie A. Cook

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